Exhibit 23.1

Report on Financial Statement Schedule and Consent of
Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Celanese Corporation:

The audits referred to in our report dated February 29, 2008 included the related consolidated financial statement schedule of Celanese Corporation and subsidiaries (the “Company”) for each of the years in the three-year period ended December 31, 2007 included in the December 31, 2007 annual report of Celanese Corporation on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-122789 and 333-128048) and on Form S-3 (Registration No. 333-133934) of Celanese Corporation of our reports herein.

Our report dated February 29, 2008 contains explanatory paragraphs related to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which was adopted during the year ended December 31, 2007, and to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, both of which were adopted during the year ended December 31, 2006.

/s/  KPMG LLP

Dallas, Texas
February 29, 2008